SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 28, 2005

VERAMARK TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-13898	16-1192368

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 Monroe Avenue, Pittsford, New York 14534
(Address of Principal Executive Offices including zip code)

(585) 381-6000
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2005, Veramark Technologies, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with David G. Mazzella, effective as of January 1, 2005 (the “Employment Agreement”). The Employment Agreement amends an earlier agreement between Mr. Mazzella and the Company initially entered into on September 11, 1998. A copy of the Employment Agreement is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

      Pursuant to the terms of the Agreement, Mr. Mazzella will continue to be employed by the Company as its President and Chief Executive Officer through and including December 31, 2007 (unless terminated earlier in accordance with the terms of the Agreement).

      The material terms of Mr. Mazzella Agreement, as amended or continued from his previous agreement, include:

•	An annual gross salary of $330,000, subject to increase (but not decrease) as determined by the Compensation Committee of the Board of Directors (“Compensation Committee”).

•	An annual bonus based on objectives determined each year by the Compensation Committee in its sole discretion.

•	Entitlement to vacation, expense reimbursement, auto allowance, club dues and benefits plans.

•	A payment of $79,737.61 annually, consisting of reimbursement for the annual premium of $47,783 paid by Mr. Mazzella on a split-dollar life insurance policy owned by Mr. Mazzella, which provides for a death benefit of not less than $1 million to Mr. Mazzella’s beneficiaries, plus reimbursement for the additional federal and state income tax incurred by Mr. Mazzella upon receipt of the premium reimbursement and the tax allowance. This payment replaces, at the Company’s option, the annual premium previously paid directly by the Company. These payments to Mr. Mazzella, or the payment of the annual premium directly by the Company, will continue until annual and accrued dividends are sufficient to pay the annual premium providing a death benefit of One Million Dollars, after deducting the total premiums previously paid by the Company, which sufficiency is currently forecast to occur in 2009, or Mr. Mazzella’s death whichever shall first occur. Additional provisions of this arrangement are contained in the Amended and Restated Split-Dollar Insurance Agreement attached to the Employment Agreement as Exhibit I.

•	Payment of the reasonable costs up to a maximum of $30,000 per year on a reimbursement basis for (a) legal and professional fees and expenses applicable to (i) the preparation of income tax returns and (ii) financial estate planning; (b) health care matters; and (c) legal fees related to his employment and position

•	Protection against dilution of Mr. Mazzella’s option rights and interests on specified corporate transactions.

•	A commitment, to the extent options previously granted to Mr. Mazzella which expire during the term of the Employment Agreement without being exercised, to grant an identical number of new, fully vested and immediately exercisable options at an exercise price equal to the fair market value of the stock on the date of grant.

•	The Company may terminate Mr. Mazzella’s employment for “cause” as defined in the Agreement. Mr. Mazzella’s employment will also terminate by reason of his death or disability. In the event of death, his wife, will receive an amount equal to Mr. Mazzella’s monthly salary to the end of the twelfth month following the month of Mr. Mazzella’s death, plus a pro-rata amount, based on the date of his death, of any bonus Mr. Mazzella may have received in the year prior to his death. In the event of disability, Mr. Mazzella will receive a disability benefit of $300,000.

•	Mr. Mazzella has the right to terminate the Agreement for “good reason”, including upon a “change in control” or in the event Mr. Mazzella’s management responsibilities are materially diminished, as defined in the Agreement, in which event Mr. Mazzella will be entitled to a payment equal to a maximum of three times his aggregate annual compensation (including salary, bonus and benefits).

•	Mr. Mazzella has the option under the Agreement to elect early retirement as of December 31, 2006, in which case he will be entitled to receive a payment equal to his then annual salary, provided certain conditions pertaining to the prior hiring and appointment of his successor occurs.

•	The Agreement provides that if the Board of Directors approves the hiring of Mr. Mazzella’s successor before June 30, 2007, Mr. Mazzella will receive a payment, upon the end of the term of the Agreement equal to 50% of his then annual salary, unless he retires or otherwise voluntarily terminated his employment prior to December 31, 2007.

•	Upon retirement, Mr. Mazzella, or his wife upon his death, is entitled to receive an annual supplemental retirement benefit, pursuant to an unfunded defined benefit retirement plan of the Company, equal to 60% of the greater of (a) $330,000 or (b) Mr. Mazzella’s highest rate of annual salary achieved while employed by the Company, for a maximum of 15 years.

•	The Agreement contains covenants and commitments relative to non-disclosure of confidential information and non-competition.

      As mentioned above, Mr. Mazzella is currently employed an executive officer of the Company, currently serving as President and Chief Executive Officer, and is a member of the Company’s Board of Directors, serving as Chairman. Other than those relationships, there is no material relationship between the Company or its affiliates and Mr. Mazzella.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(c) Exhibit

      Exhibit 10.1 Amended and Restated Employment Agreement between the Company and David G. Mazzella, dated as of March 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized in Pittsford, New York on March 30, 2005.

Veramark Technologies, Inc.
By:	/s/ Ronald C. Lundy
Ronald C. Lundy,
Treasurer Chief Accounting Officer